Exhibit 99.1

SYSTEMAX REPORTS SECOND QUARTER 2012 FINANCIAL RESULTS

PORT WASHINGTON, NY, July 31, 2012 – Systemax Inc. (NYSE: SYX) today announced financial results for the second quarter and six months ended June 30, 2012.

Performance Summary (U.S. dollars in millions, except per share data)
Highlights	Quarter Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Sales	$849.5	$872.2	$1,763.1	$1,802.0
Gross profit	$118.0	$128.9	$248.7	$259.4
Gross margin	13.9%	14.8%	14.1%	14.4%
Operating income (loss) from continuing operations	$(2.0)	$21.9	$8.8	$40.5
Operating margin from continuing operations	(0.2)%	2.5%	0.5%	2.2%
Diluted earnings (loss) per share	$(0.06)	$0.42	$0.13	$0.78
Special charges (gains), net	$2.2	$(7.1)	$4.1	$(6.6)
Special charges (gains), net, per diluted share, after tax	$0.04	$(0.13)	$0.08	$(0.12)

Second Quarter 2012 Financial Highlights:

•	Consolidated sales declined 2.6% to $849.5 million in U.S. dollars. On a constant currency basis, sales increased 0.2%.
•	Business to business channel sales grew 7.7% to $519.6 million in U.S. dollars. On a constant currency basis, sales grew 11.9%. On a “same store” and constant currency basis, sales grew 11.3%.
•	Consumer channel sales declined 15.3% to $329.9 million in U.S. dollars. On a constant currency basis, sales declined 14.4%. On a “same store” and constant currency basis, sales declined 15.1%.
•
Special charges incurred were approximately $2.2 million on a pre-tax basis, or $0.04 per diluted share after tax, consisting primarily of costs related to the closing and relocation of one of our smaller distribution centers to a new, significantly larger distribution and call center for our Industrial Products business, and legal and professional fees related to the previously disclosed investigation and settlement with a former officer and director.

•
Operating loss from continuing operations, which excludes results of the Company’s discontinued Software Solutions segment, was $2.0 million, compared to operating income from continuing operations of $21.9 million in the second quarter of 2011.  The decline was primarily a result of the performance of the Company’s North America technology consumer business.

•	Diluted loss per share (EPS) was $0.06.

Six Months 2012 Financial Highlights:

•	Consolidated sales declined 2.2% to $1.8 billion in U.S. dollars. On a constant currency basis, sales declined 0.3%.
•	Business to business channel sales grew 7.2% to $1.0 billion in U.S. dollars. On a constant currency basis, sales grew 10.0%.
•	Consumer channel sales declined 12.9% to $730.8 million in U.S. dollars. On a constant currency basis, sales declined 12.3%.
•
Special charges incurred were approximately $4.1 million on a pre-tax basis, or $0.08 per diluted share after tax, consisting of costs associated with senior staffing changes in our North America technology business, legal and professional fees related to the previously disclosed investigation and settlement with a former officer and director, and costs related to the closing and relocation of one of our smaller distribution centers to a new, significantly larger distribution and call center for our Industrial Products business.

•
Operating income from continuing operations, which excludes results of the Company’s discontinued Software Solutions segment, was $8.8 million, compared to operating income from continuing operations of $40.5 million in the first six months of 2011.  The decline was primarily a result of the performance of the Company’s North America technology consumer business.

•	Diluted earnings per share (EPS) was $0.13.

Richard Leeds, Chairman and Chief Executive Officer, commented, “Results reflect a continuation of the trends we saw in the first quarter, with our B2B operations delivering outstanding performance that was more than offset by disappointing results from our North American technology consumer business.  Within B2B, industrial products exceeded the market and delivered a 31% revenue increase, as we gained share and for the first time surpassed the $100 million revenue mark for a quarter.  In technology B2B, Europe continues to significantly outperform the region, generating 12% top line growth on a constant currency basis led by the UK, France and the Netherlands, while North America delivered modest growth in a soft market environment.

“Our North American consumer business had a low double digit reduction in top line sales as the consumer electronics industry recorded double digit declines across key product categories. The industry is facing a number of cyclical challenges, including soft demand and shifting consumer habits.  That said, the operating loss we recorded in this business is not acceptable and we are taking actions to address the factors within our control.  We are enhancing our customer experience with changes to our websites, realigning our marketing programs, and modifying and expanding our product assortment.  We are focused on bringing more deals to our customers and looking at opportunities to upgrade our services.  On the logistics front, we are moving to improve our inventory replenishment process and increase inventory turns.  Overall, we have a diversified multichannel business and a healthy balance sheet with a cash position of $146 million, both of which provide us with significant flexibility to execute on our growth initiatives.”

Supplemental Channel Sales Summary (in millions)
Channel	Quarter Ended June 30,					Six Months Ended June 30,
	2012	% of Sales	Change y/y	2011	% of Sales	2012	% of Sales	Change y/y	2011	% of Sales
Business to Business1	$519.6	61%	8%	$482.5	55%	$1,032.3	59%	7%	$962.9	53%
Consumer 2	$329.9	39%	-15%	$389.7	45%	$730.8	41%	-13%	$839.1	47%
Consolidated Sales	$849.5	100%	-3%	$872.2	100%	$1,763.1	100%	-2%	$1,802.0	100%

1	Includes sales from managed business relationships, including outbound call centers and extranets, and the entire Industrial Products and Corporate segments

2	Includes sales from retail stores, consumer websites, inbound call centers and television shopping

Supplemental “Same Store” Channel Growth1 – Q2 2012 vs. Q2 2011

Channel	Change

Business to Business	11%
Consumer	-15%

Consolidated Sales	-1%

1
Excludes revenue at retail stores, websites and call centers operating for less than 14 full months as of the beginning of thecurrent comparison period and computed on a constant currency basis.  The method of calculating comparable store and channel sales varies across the retail and direct marketing industry.  As a result, Systemax’s method of calculating comparable sales may not be the same as other companies’ methods.

Supplemental Product Category Sales Summary (in millions)
Product Category	Quarter Ended June 30,					Six Months Ended June 30,
	2012	% of Sales	Change y/y	2011	% of Sales	2012	% of Sales	Change y/y	2011	% of Sales
Computers	$238.3	28%	-2%	$243.0	28%	$500.4	28%	8%	$461.7	26%
Computer Accessories & Software	$237.6	28%	-5%	$251.0	29%	$497.2	28%	-5%	$521.6	29%
Consumer Electronics	$147.7	17%	-14%	$170.8	20%	$314.6	18%	-16%	$376.4	21%
Industrial Products	$102.9	12%	31%	$78.8	9%	$193.2	11%	29%	$149.6	8%
Computer Components	$99.5	12%	-7%	$106.5	12%	$208.1	12%	-16%	$249.0	14%
Other	$23.5	3%	6%	$22.1	2%	$49.6	3%	14%	$43.7	2%
Consolidated Sales	$849.5	100%	-3%	$872.2	100%	$1,763.1	100%	-2%	$1,802.0	100%

Supplemental Business Unit Sales Summary (in millions)
Business Unit	Quarter Ended June 30,					Six Months Ended June 30,
	2012	% of Sales	Change y/y	2011	% of Sales	2012	% of Sales	Change y/y	2011	% of Sales
Technology Products	$745.6	88%	-6%	$792.7	91%	$1,567.5	89%	-5%	$1,651.0	92%
Industrial Products	$102.9	12%	31%	$78.8	9%	$193.2	11%	29%	$149.6	8%
Corporate and Other	$1.0	-	43%	$0.7	-	$2.4	-	71%	$1.4	-
Consolidated Sales	$849.5	100%	-3%	$872.2	100%	$1,763.1	100%	-2%	$1,802.0	100%

Working capital increased by $10.1 million to $364.9 million and cash and cash equivalents increased by $48.5 million to $145.8 million as of June 30, 2012. The Company had availability under its credit facility of approximately $113.6 million and total cash and available liquidity of approximately $259.4 million as of June 30, 2012.  Short and long-term debt totaled approximately $9.5 million at June 30, 2012.  Special charges for the quarter incurred were approximately $2.2 million on a pre-tax basis, or $0.04 per diluted share after tax, consisting primarily of costs related to the closing and relocation of one of our smaller distribution centers to a new, significantly larger distribution and call center for our Industrial Products business, and legal and professional fees related to the previously disclosed investigation and settlement with a former officer and director. Results for the quarter were impacted by approximately $2.6 million related to the favorable resolution of contingent liabilities.  The Company’s effective tax rate for the first six months of 2012 was 29.0%, compared to 30.4% last year.  The lower tax rate is primarily the result of lower projected taxable income in jurisdictions with high tax rates in 2012 as compared to 2011.

Earnings Conference Call Details
Systemax Inc. will host a teleconference to discuss its second quarter 2012 results today, July 31, 2012 at 5:00 p.m. Eastern Time.  A live webcast of the teleconference will be available on the Company’s website at www.systemax.com in the investor relations section. The webcast will also be archived on www.systemax.com for approximately 90 days.

About Systemax Inc.
Systemax Inc. (http://www.systemax.com), a Fortune 1000 company, sells personal computers, computer components and supplies, consumer electronics and industrial products through a system of branded e-Commerce websites, retail stores, relationship marketers and direct mail catalogs in North America and Europe. The primary brands are TigerDirect, CompUSA, Circuit City, MISCO, WStore and Global Industrial.

Forward-Looking Statements
This press release contains forward-looking statements about the Company’s performance.  These statements are based on management’s estimates, assumptions and projections and are not guarantees of future performance.  The Company assumes no obligation to update these statements.  Actual results may differ materially from results expressed or implied in these statements as the result of risks, uncertainties and other factors including, but not limited to: (a) unanticipated variations in sales volume, (b) economic conditions and exchange rates, (c) actions by competitors, (d) the continuation of key vendor relationships, (e) the ability to maintain satisfactory loan agreements with lenders, (f) risks associated with the delivery of merchandise to customers utilizing common carriers, (g) the operation of the Company’s management information systems, and  (h) unanticipated legal and administrative proceedings.  Please refer to “Risk Factors” and the Forward Looking Statements sections contained in the Company’s Form 10-K for a more detailed explanation of the inherent limitations in such forward-looking statements.

Investor/Media Contacts:
Mike Smargiassi / Nancy Zakhary
Brainerd Communicators, Inc.
212-986-6667
smarg@braincomm.com / nancy@braincomm.com
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SYSTEMAX INC.
Condensed Consolidated Statements of Operations – Unaudited
(In thousands, except per share amounts)

	Quarter Ended		Six Months Ended
	June 30*		June 30*
	2012	2011	2012	2011
Net sales	$849,540	$872,196	$1,763,092	$1,802,022
Cost of sales	731,504	743,279	1,514,428	1,542,648
Gross profit	118,036	128,917	248,664	259,374
Gross margin	13.9%	14.8%	14.1%	14.4%
Selling, general and administrative expenses	117,782	114,158	235,737	225,484
Special charges (gains), net	2,233	(7,150)	4,098	(6,646)
Operating income (loss) from continuing operations	(1,979)	21,909	8,829	40,536
Operating margin	(0.2)%	2.5%	0.5%	2.2%
Interest and other (income) expense, net	1,595	(478)	1,647	(1,461)
Income (loss) from continuing operations before income taxes	(3,574)	22,387	7,182	41,997
Provision (benefit) for income taxes	(1,347)	6,744	2,082	12,782
Effective tax rate	37.7%	30.1%	29.0%	30.4%
Net income (loss) from continuing operations	(2,227)	15,643	5,100	29,215
Net margin from continuing operations	(0.3)%	1.8%	0.3%	1.6%
Net loss from discontinued operations**	(9)	(84)	(253)	(90)
Net income (loss)	$(2,236)	$15,559	$4,847	$29,125
Per share amounts
Earnings from continuing operations
Basic earnings per share	$(0.06)	$0.42	$0.14	$0.79
Diluted earnings per share	$(0.06)	$0.42	$0.14	$0.78
Net earnings
Basic earnings per share	$(0.06)	$0.42	$0.13	$0.79
Diluted earnings per share	$(0.06)	$0.42	$0.13	$0.78

Weighted average common and common equivalent shares:
Basic	36,931	36,833	36,875	36,996
Diluted	37,024	37,101	37,032	37,405

SYSTEMAX INC.
Condensed Consolidated Balance Sheets
(In thousands)
	(Unaudited)
	June 30	December 31
	2012	2011
Current assets:
Cash and cash equivalents	$145,781	$97,254
Accounts receivable, net	277,532	268,980
Inventories	354,649	372,244
Prepaid expenses and other current assets	43,640	38,678
Total current assets	821,602	777,156
Property, plant and equipment, net	70,586	70,699
Goodwill, intangibles and other assets	65,977	66,695
Total assets	$958,165	$914,550

Current liabilities:
Short-term debt	$2,789	$2,552
Accounts payable and accrued expenses	453,962	419,900
Total current liabilities	456,751	422,452
Long-term debt	6,740	7,133
Other liabilities	32,861	30,673
Shareholders’ equity	461,813	454,292
Total liabilities and shareholders’ equity	$958,165	$914,550

* Systemax manages its business and reports using a 52-53 week fiscal year that ends at midnight on the Saturday closest to December 31.  For clarity of presentation, fiscal years and quarters are described as if they ended on the last day of the respective calendar month.  The actual fiscal quarter ended on June 30, 2012. The second quarters of both 2012 and 2011 included 13 weeks. The six months of both 2012 and 2011 included 26 weeks.

** We announced plans to exit the Software Solutions segment during the second quarter of 2009. The third party business activities of Software Solutions ended during the second quarter of 2012 and all current and prior year results for this segment are now included in discontinued operations.